Exhibit 99.1

INVESTOR AND MEDIA CONTACT	Joe McNeely
TELEPHONE	(800) 458-2235

FOR IMMEDIATE RELEASE         August 4, 2011

FreightCar America, Inc. Reports Second Quarter 2011 Results

Chicago, IL., August 4, 2011 — FreightCar America, Inc. (NASDAQ: RAIL) today reported results for its second quarter ended June 30, 2011, with revenues of $97.6 million and net income of $0.2 million, or $0.02 per diluted share. For the first quarter of 2011, the Company reported revenues of $72.2 million and a net loss of $1.3 million, or $0.11 per diluted share. For the second quarter of 2010, the Company reported revenues of $31.0 million and a net loss of $1.3 million, or $0.11 per diluted share.

The Company delivered 1,309 railcars to customers in the second quarter of 2011, of which 1,219 were new railcars and 90 were leased railcars. This compares to 875 new and used railcars delivered in the first quarter of 2011 and 614 new, used and leased railcars delivered in the second quarter of 2010. There were 1,089 units ordered in the second quarter of 2011, compared to 4,027 units ordered in the first quarter of 2011 and 14 units ordered in the second quarter of 2010. Total manufacturing backlog was 4,986 units at June 30, 2011 compared to 5,206 units at March 31, 2011 and 3,000 units at June 30, 2010.

“The second quarter results reflect improved demand for our railcars, especially coal-carrying railcars, sales of certain leased railcars and a tax benefit resulting from a change in our effective tax rate,” said Ed Whalen, President and Chief Executive Officer.

Whalen continued, “Second quarter 2011 Manufacturing segment Operating Income improved from the prior quarter, but continued to be negatively impacted by competitive pricing and associated pressure on margins. The market continues to send mixed signals concerning the pace of recovery. Second quarter 2011 coal loadings were 2.4% below second quarter 2010 levels due in part to flooding in the Midwest and Canada. However, 2011 year to date coal loadings are up slightly over the same period in 2010. We are hopeful that the declining level of in railcars in storage, along with the expected railcar replacement cycle, will translate into continued improvement in demand for coal cars. We believe that we are well positioned to capitalize on improving market conditions and to effectively meet our customers’ needs over the long term.”

“Our Services segment provided a meaningful contribution to operating results in the second quarter of 2011. Despite some weather related disruptions, Revenues and Operating Income were in line with the first quarter of 2011 and our backlog remains strong. We believe that this segment will continue to enhance our overall operating results moving forward and we remain committed to our strategy of expanding our presence in the railcar services sector.”

Whalen concluded, “As we navigate through this cycle, we are maximizing operational efficiency, proactively managing costs, preserving our financial strength and flexibility, and prudently growing each of our business segments. Ultimately, we believe this will create value for our shareholders.”

The Manufacturing segment, which includes new railcar manufacturing, used railcar sales, leasing and major rebuilds, had revenues of $88.3 million in the second quarter of 2011 compared to $26.4 million for the second quarter of 2010. The increase in revenues reflects an increase in railcars delivered and a favorable mix of higher-priced new versus used railcars. Manufacturing segment revenues were $63.2 million in the first quarter of 2011. Operating Income for the Manufacturing segment was $2.1 million, which included a $1.0 million gain on sale of railcars available for lease, compared to $1.3 million in the second quarter of 2010 and $0.2 million in the first quarter of 2011.

Revenues for the Services segment, which includes railcar repair and maintenance, railcar inspection, parts sales and railcar fleet management services, were $9.3 million in the second quarter of 2011, or $4.7 million higher than the second quarter of 2010 and in line with the first quarter of 2011. The revenue increase from 2010 reflects the contribution from the FreightCar Rail Services business, acquired on November 1, 2010, partially offset by lower parts sales. Services segment Operating Income was $1.2 million for the second quarter of 2011, which was in line with the first quarter of 2011, but lower than the $2.3 million in the second quarter of 2010. The positive impact of the FreightCar Rail Services business was more than offset by lower parts sales volume and an unfavorable parts sales mix.

Corporate costs were $5.2 million for the quarter ended June 30, 2011, which were $0.6 million lower than the same quarter last year, but were $0.1 million higher than the first quarter of this year. The decrease from 2010 reflects our continued cost control efforts.

The Company’s effective tax rate for the second quarter of 2011 was 109.0%, compared to 66.7% for the first quarter of 2011. The impact of goodwill amortization provides additional tax benefit to the Company, increasing its effective tax rate in periods of loss and reducing its effective tax rate during periods of profitability. As pre-tax earnings approach break-even, this impact is magnified and slight changes in full year taxable earnings can significantly change the Company’s effective tax rate in any one period.

Cash and cash equivalents and Restricted Cash as of June 30, 2011 were $53.3 million, compared to $52.9 million as of March 31, 2011 and $64.1 million as of December 31, 2010. The decrease from December 2010 reflects an increase in working capital, pension and accrued postretirement benefit payments and funding of other operating activities. The Company’s $30.0 million revolving credit facility remains undrawn.

Railcars under lease totaled $65.8 million at the end of the second quarter of 2011 compared to $64.9 million at the end of the first quarter of 2011 and $65.4 million at the end of 2010.

The Company will host a conference call on Thursday, August 4, 2011 at 11:00 a.m. (Eastern Daylight Time) to discuss the Company’s second quarter financial results. To participate in the conference call, please dial (800) 230-1059, confirmation #211102. Interested parties are asked to dial in approximately 10 to 15 minutes prior to the start time of the call. The live audio-only webcast can be accessed at:

http://205.144.147.162/cgi-bin/confCast

Conference ID#: 211102

If you need technical assistance, call the toll-free AT&T ConferenceCasting Support Help Line at 1-888-793-6118.

Please note that the webcast is listen-only and webcast participants will not be able to participate in the question and answer portion of the call. An audio replay of the conference call will be available beginning at 1:00 p.m. (Eastern Daylight Time) on August 4, 2011 until 11:59 p.m. (Eastern Daylight Time) on September 4, 2011. To access the replay, please dial (800) 475-6701. The replay pass code is 211102. An audio replay of the call will be available on the Company’s website within two days following the earnings call.

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FreightCar America, Inc. manufactures railroad freight cars, with particular expertise in coal-carrying railcars, supplies railcar parts, leases freight cars through its JAIX Leasing Company subsidiary and provides railcar maintenance, repairs and management through its FreightCar Rail Services, LLC subsidiary. In addition to coal cars, FreightCar America designs and builds bulk commodity cars, flat cars, mill gondola cars, intermodal cars, coil steel cars and motor vehicle carriers. It is headquartered in Chicago, Illinois and has facilities in the following locations: Clinton, Indiana; Danville, Illinois; Grand Island, Nebraska; Hastings, Nebraska; Johnstown, Pennsylvania; Lakewood, Colorado; and Roanoke, Virginia. More information about FreightCar America is available on its website at www.freightcaramerica.com.

This press release may contain statements relating to our expected financial performance and/or future business prospects, events and plans that are “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. These potential risks and uncertainties include, among other things: the cyclical nature of our business; adverse economic and market conditions; fluctuating costs of raw materials, including steel and aluminum, and delays in the delivery of raw materials; our ability to maintain relationships with our suppliers of railcar components; our reliance upon a small number of customers that represent a large percentage of our sales; the variable purchase patterns of our customers and the timing of completion, delivery and customer acceptance of orders; the highly competitive nature of our industry; the risk of lack of acceptance of our new railcar offerings by our customers; and the additional risk factors described in our filings with the Securities and Exchange Commission. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

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FreightCar America, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	June 30, 2011	December 31, 2010
	(In thousands)
Assets
Current assets
Cash and cash equivalents	$51,069	$61,780
Restricted cash	2,203	2,322
Accounts receivable, net	77,798	4,106
Inventories	72,107	57,713
Inventory on lease	7,062	6,686
Other current assets	4,257	7,065
Deferred income taxes, net	10,804	10,804

Total current assets	225,300	150,476

Long-term inventory	—	7,793
Property, plant and equipment, net	37,701	40,503
Railcars available for lease, net	58,781	58,725
Goodwill	22,196	22,052
Deferred income taxes, net	30,860	26,203
Other long-term assets	4,552	4,891

Total assets	$379,390	$310,643

Liabilities and Stockholders’ Equity
Current liabilities
Account and contractual payables	$30,188	$12,882
Accrued payroll and employee benefits	4,074	4,129
Accrued postretirement benefits	5,347	5,347
Accrued warranty	6,836	7,932
Customer deposits	60,936	3,894
Other current liabilities	4,553	4,497

Total current liabilities	111,934	38,681

Accrued pension costs	11,821	15,689
Accrued postretirement benefits	59,213	59,909
Other long-term liabilities	3,631	3,784

Total liabilities	186,599	118,063

Stockholders’ equity
Preferred stock	—	—
Common stock	127	127
Additional paid in capital	99,023	98,722
Treasury stock, at cost	(35,812)	(36,539)
Accumulated other comprehensive loss	(19,723)	(20,000)
Retained earnings	149,168	150,274

Total FreightCar America stockholders’ equity	192,783	192,584
Noncontrolling interest in JV	8	(4)

Total stockholders’ equity	192,791	192,580

Total liabilities and stockholders’ equity	$379,390	$310,643

FreightCar America, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(In thousands, except share and per share data)

Revenues	$97,583	$30,999	$169,823	$50,529
Cost of sales	93,618	27,338	163,616	46,960

Gross profit	3,965	3,661	6,207	3,569

Selling, general and administrative expense	6,870	5,803	12,867	11,545
Gain on sale of railcars available for lease	(975)	—	(975)	—

Operating loss	(1,930)	(2,142)	(5,685)	(7,976)

Interest expense, net	(54)	(129)	(117)	(265)

Operating loss before income taxes	(1,984)	(2,271)	(5,802)	(8,241)
Income tax benefit	(2,162)	(951)	(4,708)	(3,620)

Net income (loss)	178	(1,320)	(1,094)	(4,621)
Less: Net (loss) income attributable to noncontrolling interest in JV	(6)	(15)	12	(22)

Net income (loss) attributable to FreightCar America	$184	$(1,305)	$(1,106)	$(4,599)

Net income (loss) per common share attributable to FreightCar America– basic	$0.02	$(0.11)	$(0.09)	$(0.39)

Net income (loss) per common share attributable to FreightCar America– diluted	$0.02	$(0.11)	$(0.09)	$(0.39)

Weighted average common shares outstanding - basic	11,914,883	11,896,312	11,911,469	11,885,878

Weighted average common shares outstanding - diluted	11,994,460	11,896,312	11,911,469	11,885,878

Dividends declared per common share	$—	$—	$—	$0.06

FreightCar America, Inc. Condensed Segment Data (Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(In thousands)
Revenues:
Manufacturing	$88,291	$26,399	$151,460	$41,722
Services	9,292	4,600	18,363	8,807

Consolidated Total	97,583	30,999	169,823	50,529

Operating Income (Loss):
Manufacturing	$2,107	$1,286	$2,323	$(1,379)
Services	1,161	2,338	2,256	4,269
Corporate	(5,198)	(5,766)	(10,264)	(10,866)

Consolidated Total	(1,930)	(2,142)	(5,685)	(7,976)

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended June 30,
	2011	2010
	(In thousands)
Cash flows from operating activities
Net loss	$(1,094)	$(4,621)
Adjustments to reconcile net loss to net cash flows (used in) provided by operating activities:
Depreciation and amortization	4,458	3,293
Other non-cash items	(672)	(1,989)
Deferred income taxes	(4,827)	(3,784)
Compensation expense under stock option and restricted share award agreements	1,093	860
Changes in operating assets and liabilities:
Accounts receivable	(73,514)	(531)
Inventories	(6,900)	6,406
Inventory on lease	(7,062)	(6,686)
Other current assets	2,685	(3,688)
Account and contractual payables	17,467	(4,965)
Accrued payroll and employee benefits	(55)	(4,743)
Income taxes receivable	416	982
Accrued warranty	(1,096)	(754)
Customer deposits and other current liabilities	56,895	24,850
Deferred revenue, non-current	(272)	(234)
Accrued pension costs and accrued postretirement benefits	(4,285)	(413)

Net cash flows (used in) provided by operating activities	(16,763)	3,983

Cash flows from investing activities
Restricted cash deposits	—	(3,622)
Restricted cash withdrawals	119	3,292
Purchase of securities available for sale	—	(29,982)
Maturity of securities available for sale	—	20,000
Proceeds from sale of railcars available for lease	6,531	—
Purchase price adjustment for business acquired	(166)	—
Purchases of property, plant and equipment	(367)	(591)

Net cash flows provided by (used in) investing activities	6,117	(10,903)

Cash flows from financing activities
Employee restricted stock settlement	(65)	(235)
Cash dividends paid to stockholders	—	(716)

Net cash flows used in financing activities	(65)	(951)

Net decrease in cash and cash equivalents	(10,711)	(7,871)
Cash and cash equivalents at beginning of period	61,780	98,015

Cash and cash equivalents at end of period	$51,069	$90,144